Exhibit 10.3

AGREEMENT FOR PURCHASE AND SALE

OF

MEMBERSHIP INTERESTS

1.	PARTIES

This membership purchase agreement (the “Agreement”) is made as of January 9, 2026 (the “Transfer Date”), by and between:

(a)	SunScout Holding Limited, an exempted company incorporated under the laws of the Cayman Islands, with its registered office at 4th Floor, Harbour Place, 103 South Church Street, Grand Cayman KY1-1002, Cayman Islands (“Buyer” or “SunScout”); and

(b)	Marc Cywinski and Joshua Marotske, the members and beneficial owners of Brightway Energy LLC, a limited liability company organized under the laws of the State of Delaware and operating in the Commonwealth of Massachusetts (collectively, the “Sellers”).

SunScout and the Sellers are referred to individually as a “Party” and collectively as the “Parties.”

2.	RECITALS

A.	The Sellers are the lawful owners of all issued and outstanding membership interests of Brightway Energy LLC (the “Company”), which conducts solar-energy and related engineering operations in Massachusetts;

B.	The Sellers desire to sell, and SunScout desires to acquire, one hundred percent (100%) of the membership interests in the Company and all associated rights and powers as a member of the Company whether such rights and powers are derived under the Company’s certificate of formation or operating agreement, the Delaware Limited Liability Company Act, as may be amended from time to time, or otherwise, including without limitation all economic rights, including the right to receive any distributions, and all voting rights (the “Interests”), thereby effecting a transfer of legal ownership of the Company to SunScout, subject to the terms of this Agreement;

C.	As of the date of this Agreement, the Buyer intends to complete its initial public offering (“IPO”) and listing of its securities on the NYSE American or the Nasdaq Stock Market in 2026 (the “Listing”); and

D.	In consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

3.	SALE AND PURCHASE

3.1	Sale and Transfer

Subject to the terms and conditions set forth herein, the Sellers hereby agree to sell, assign, convey, and transfer to SunScout, and SunScout agrees to purchase from the Sellers, (i) all of the Sellers’ right, title, and interest in the Interests thereby effecting a transfer of the Company to SunScout, and (ii) all goodwill of the Company including its business, operations, tangible and intangible assets, intellectual property, trade names, customer contracts, supplier relationships, permits, and other rights owned or used by the Company, free and clear of all liens, claims, and encumbrances, except as otherwise provided in this Agreement

3.2	Excluded Items

Notwithstanding the foregoing, the Sellers shall remain responsible for any taxes, obligations, and liabilities of the Company arising from acts or omissions occurring prior to the Transfer Date, to the extent such items are not already reflected in the consolidated financial statements of the SunScout group.

3.3	Transfer Date

The Parties agree that the sale of the Interests shall be completed on the Transfer Date, with payment of the Purchase Price (as defined herein) by the Buyer deferred and contingent upon the completion of SunScout’s IPO and Listing, subject to the alternative settlement provisions set forth in Annex 1 hereto, pursuant to which the Parties agree to negotiate in good faith on an alternative settlement if such Listing does not occur by twelve months from the date hereof. From and after the Transfer Date, SunScout shall be the sole legal and beneficial owner of the Interests and the Business.

4.	PURCHASE PRICE AND PAYMENT TERMS

4.1	The total purchase price for the Interests shall be US$5,000,000 (the “Purchase Price”), to be satisfied in a combination of US$2,000,000 in cash (the “Cash Consideration”) and US$3,000,000 (the “Share Valuation”) in in class A ordinary shares, par value US$0.0001 per share (the “Class A Ordinary Shares”), of SunScout Holding Limited (such shares being, the “Consideration Shares”), in the proportions and on the terms set out in Annex 1 to this Agreement.

5.	PROFITS, CASH, AND LIABILITIES

5.1	The Parties acknowledge and agree that, prior to and following the execution of this Agreement, the Company has been and will remain under common control with SunScout and has been consolidated into the SunScout group for accounting and financial reporting purposes.

5.2	This Agreement effects a transfer of legal ownership of the Interests only and does not alter the historical or ongoing consolidation of the Company into the SunScout group. The Parties intend for this transaction to be treated as a taxable sale of the Interests. Sellers represent that they have consulted with tax advisors and will take appropriate positions for tax reporting purposes consistent with such intent.

5.3	For the avoidance of doubt, all profits, losses, income, expenses, assets, liabilities, and cash flows of the Company have been and shall continue to be included in the consolidated financial statements of the SunScout group.

5.4	Notwithstanding the foregoing, the Sellers shall remain responsible for any taxes, liabilities, or obligations of the Company arising from acts or omissions occurring prior to the date of this Agreement to the extent not reflected in the consolidated financial statements of the SunScout group.

6.	REPRESENTATIONS AND WARRANTIES

6.1	By the Sellers

The Sellers represent and warrant that:

(a)	They are the sole legal and beneficial owners of all membership interests in the Company, free of any encumbrances;

(b)	The Company is duly organized, validly existing, and in good standing under Delaware law, and authorized to conduct business in Massachusetts and has full corporate power and authority to carry on its business as it has been and is currently conducted;

(c)	The Company has complied with all applicable laws and tax obligations up to the Transfer Date

(d)	Seller has full power and authority to enter into this Agreement, to carry out their obligations under this Agreement and any other Transaction Documents to which they are a party, and to consummate the contemplated transactions of Seller. The execution and delivery by Seller of this Agreement, the performance of their obligations and the consummation of the contemplated transactions have been duly authorized by all requisite action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against them in accordance with its terms; and

(e)	There are no pending or threatened legal proceedings against the Company as of the date hereof.

6.2	By the Buyer

SunScout represents and warrants that:

(a)	It is duly incorporated and validly existing under the laws of the Cayman Islands;

(b)	It has full corporate power and authority to enter into and perform this Agreement, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations and the consummation by Buyer of the contemplated transactions have been duly authorized by its board of directors (the “Board”). This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms; and

(c)	The issuance of the Consideration Shares to the Sellers pursuant to this Agreement, when issued in accordance with the terms hereof and applicable law, will be duly authorized, validly issued, and fully paid and non-assessable.

7.	CONDITIONS TO PAYMENT AND ISSUANCE

The obligations of SunScout to pay the Purchase Price and issue the Consideration Shares shall be subject to:

(a)	the completion of SunScout’s IPO and Listing; and

(b)	adoption of corporate approvals by the Board in connection with such payment and issuance of the Purchase Price and Consideration Shares.

For the avoidance of doubt, the satisfaction of the foregoing conditions shall not affect the validity or effectiveness of the transfer of the Interests by the Company pursuant to this Agreement.

8.	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict-of-law principles. Any disputes arising out of or in connection with this Agreement shall be subject to the exclusive jurisdiction of the courts of New York.

9.	MISCELLANEOUS

9.1	Entire Agreement

This Agreement, including Annex 1, constitutes the entire understanding between the Parties and supersedes all prior discussions or agreements, whether written or oral.

9.2	Severability.

If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable the term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the contemplated transactions are consummated as originally contemplated to the greatest extent possible.

9.3	Successors and Assigns.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Buyer may assign its rights or obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Buyer may assign its rights or obligations under this Agreement to a wholly-owned subsidiary of the Buyer without the prior written consent of Seller. No assignment shall relieve the assigning party of any of its obligations under this Agreement.

9.2	Amendments and Modification; Waiver.

No amendment to this Agreement shall be effective unless made in writing and signed by both Parties. No waiver by any party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by the written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver of this Agreement; nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise of this Agreement or the exercise of any other right, remedy, power or privilege.

9.3	Counterparts

This Agreement may be executed in counterparts and by electronic signature, each of which shall be deemed an original.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Transfer Date by their respective officers thereunto duly authorized.

For and on behalf of

SunScout Holding Limited

By:	/s/ Friedrich Edwin Cywinski
Name:	Friedrich Edwin Cywinski
Title:	Director
Date:	January 9, 2026

For and on behalf of

Brightway Energy LLC (Sellers)

By:	/s/ Joshua Marotske	By:	/s/ Marc Cywinski
Name:	Joshua Marotske	Name:	Marc Cywinski
Date:	January 9, 2026	Date:	January 9, 2026

ANNEX 1 – PAYMENT AND SHARE ISSUANCE TERMS

1.	Payment Schedule

1.1	Total Consideration

The total Purchase Price of US$5,000,000 shall be satisfied as follows:

(a)	US$2,000,000 in cash, payable within one (1) week following receipt of proceeds from the closing of SunScout’s IPO (the “Payment Date”), of which US$1,000,000 shall be payable to each of Marc Cywinski and Joshua Marotske; and

(b)	the Consideration Shares, having an aggregate value of the Share Valuation, are to be issued six (6) months after the listing date (the “Issuance Date”), of which number of Consideration Shares having a value of the Share Valuation as of the date of the IPO shall be issued to each of Marc Cywinski and Joshua Marotske.

1.2	IPO Long Stop Date and Alternative Settlement

If SunScout’s IPO has not occurred on or before December 31, 2026 (or such later date as may be agreed in writing by SunScout and the Sellers), the Parties shall promptly and negotiate in good faith to agree on an alternative settlement mechanism for the outstanding Purchase Price. Such alternative settlement may include, without limitation: (a) deferred cash payment in one or more tranches; (b) issuance of equivalent equity securities in SunScout or a successor listed entity; or (c) a combination of cash and equity consideration, in each case on terms mutually agreed by the Parties.

2.	Share Issuance Mechanics

2.1	Valuation Basis

The number of Consideration Shares to be issued on the Issuance Date shall be calculated as $3,000,000 divided by the IPO price per Class A Ordinary Share. The share count shall be subject to proportional adjustment for any stock splits, reverse splits, stock dividends, recapitalizations, or other similar events. However, the share count shall not be adjusted for (a) equity issuances to employees pursuant to equity incentive plans approved by the Board, (b) equity issuances in connection with acquisitions or capital raises approved by the Board, or (c) equity issuances in the ordinary course of business.

2.2	Issuance Date

The Consideration Shares shall be issued to the Sellers on the Issuance Date and shall be fully paid, non-assessable, and free of any liens.

2.3	Registration and Restrictions

(a)	The Consideration Shares shall be issued in reliance on one or more exemptions from registration under the Securities Act of 1933, as amended, and shall be restricted until such shares are registered or otherwise become exempt from restriction.

(b)	The Parties agree that the Sellers shall not have any demand registration rights with respect to the Consideration Shares and, accordingly, SunScout shall have no obligation to file any registration statement solely for the offer or sale of the Consideration Shares.

2.4	Lock-Up

The Sellers shall comply with any lock-up restrictions applicable to and imposed on all principal shareholders, directors and officers pursuant to an underwriting agreement by and between the underwriters of SunScout and SunScout in connection with SunScout’s IPO and Listing or otherwise agreed by SunScout in connection with such IPO and Listing.

3.	Closing and Title Transfer

3.1	The transfer of the Interests shall be completed on the Transfer Date. The Sellers shall execute and deliver all transaction documents necessary to effect the transfer of the Interests as of the Transfer Date.

4.	Default and Remedies

4.1	Failure to Pay Timely Cash Consideration

If SunScout fails to pay the Cash Consideration by the Payment Date, interest shall accrue at 8% per annum on the unpaid balance until the Cash Consideration is paid in full.